Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Holdings Reports Second Quarter Financial Results
Monday, July 25, 4:30 pm ET

UCT Expands Product Offering and Ships First Process Module.

MENLO PARK, Calif., July 25, 2005 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, producing primarily gas delivery systems, today reported financial results for the second quarter ended June 30, 2005. The Company recorded revenue of $39.3 million and net income of $692,000 or $0.04 per share on a fully diluted basis, in line with company guidance. Among the highlights of the Company’s second quarter was the rapid growth in revenue generated by our facility in Shanghai, which was officially opened in the first quarter of 2005 and recently began producing and shipping gas panels to two customers. Additionally, the company continued to execute against the strategy to extend its product offering, with process module shipments made in the second quarter to a significant OEM customer.

Revenue for the second quarter of 2005 totaled $39.3 million, compared to revenue for the first quarter ended March 31, 2005 of $41.9 million, a decrease of 6.2% . Revenue for the second quarter decreased 27.9% compared to revenue of $54.5 million for the same period a year ago. The company recorded net income of $692,000, or $0.04 per share on a fully diluted basis, during the second quarter of 2005, compared to net income of $1.2 million, or $0.07 per share for the first quarter of 2005 and net income of $3.1 million, or $0.18 per share for the same period a year ago. Gross margin for the second quarter of 2005 was 14.2% versus 15.9% for the first quarter of 2005 and 16.4% for the same period a year ago.

Clarence Granger, UCT’s President and Chief Executive Officer, commented on the second quarter results: “We are very pleased that UCT’s second quarter revenues and earnings were in line with guidance, despite slower industry conditions. We are also pleased with several significant achievements during the second quarter: we made our first shipments of process modules as planned in the quarter; shipped products to two customers in volume out of our new facility in Shanghai, China; and expanded our frame assembly product offering to our current customer.”

Granger continued: “We have been very successful in completing sales of our non-gas panel, subassembly products, which reached $2.4 million in the second quarter of 2005, from $2.1million in the first quarter of 2005. We are continuing to focus on expanding our reach into the semiconductor process tool with the goal of becoming a more valued outsource supplier to our customers and the industry.”

Commenting on UCT’s corporate outlook, Granger noted, “Consistent with softness across the broader semiconductor capital equipment industry, we expect revenue for the third quarter of 2005 to be down sequentially to between $25 and $30 million, and net loss per share to range between $0.04 and $0.09. We have responded appropriately to softening industry demand by reducing headcount and inventory, and continue to advance our strategic positioning for long term growth.”

Ultra Clean will conduct a conference call on Monday, July 25, 2005, beginning at 2:00 p.m. PDT at 800/416-4612 (domestic) and 415/908-4730 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21251668 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our third quarter revenue and diluted loss per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005, each filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

ULTRA CLEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Sales	$39,289	$54,508	$81,213	$95,345
Cost of goods sold	33,698	45,586	68,973	80,342

Gross profit	5,591	8,922	12,240	15,003

Operating expenses:
Research and development	749	661	1,436	1,213
Sales and marketing	864	941	1,758	1,645
General and administrative	2,807	2,099	6,118	3,575
Stock and other deferred compensation	53	52	105	656

Total operating expenses	4,473	3,753	9,417	7,089

Income from operations	1,118	5,169	2,823	7,914
Interest and other income (expense), net	28	(21)	55	(411)

Income before provision for income taxes	1,146	5,148	2,878	7,503
Income tax provision	454	2,059	992	3,001

Net income	$692	$3,089	$1,886	$4,502

Net income per share:
Basic	$0.04	$0.19	$0.12	$0.34
Diluted	$0.04	$0.18	$0.11	$0.32
Shares used in computing net income per
share
Basic	16,217	16,046	16,203	13,078
Diluted	17,227	17,204	17,116	13,996

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,	December 31,
	2005	2004

ASSETS
Current assets:
Cash	$11,292	$11,440
Accounts receivable	17,170	13,785
Inventory	13,503	15,133
Other current assets	3,827	4,300

Total current assets	45,792	44,658

Equipment and leasehold improvements, net	4,934	5,392
Goodwill	6,617	6,617
Tradename	8,987	8,987
Other non-current assets	2,094	2,044

Total assets	$68,424	$67,698

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$2,326	$-
Accounts payable	8,526	12,302
Other current liabilities	2,460	2,495

Total current liabilities	13,312	14,797

Capital lease obligations and other liabilities	386	426

Total liabilities	13,698	15,223

Commitments and contingencies
Stockholders' equity
Common stock	46,497	46,237
Deferred stock-based compensation	(466)	(571)
Retained earnings	8,695	6,809

Total stockholders' equity	54,726	52,475

Total liabilities and stockholders' equity	$68,424	$67,698

Contact:
Jack Sexton
VP & CFO
650/617-4121